Exhibit 10.25.1

STATE OF NORTH CAROLINA

DURHAM COUNTY	LEASE MODIFICATION AGREEMENT NO. 1

THIS LEASE MODIFICATION AGREEMENT NO. 1 (this “Agreement”) is made and entered into as of this 4th day of May, 2010 (the “Execution Date”), by and between GRE Keystone Technology Park Three LLC, a Delaware limited liability company (“Landlord”), and TransEnterix, Inc., a Delaware corporation authorized to conduct business in the State of North Carolina (“Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated December 11, 2009 (the “Lease”), pursuant to which Tenant leased approximately 37,328 square feet of flex office space (the “Leased Premises”) contained in Suite 300 of the building known as Keystone Technology Park Building X and located at 635 Davis Drive, Durham, North Carolina 27713 (the “Building”). (The Lease is incorporated herein by reference in its entirety. Any capitalized term used and not otherwise defined herein shall have the meaning ascribed to it in the Lease.); and

WHEREAS, the Term of the Lease set forth in Subsection 2.01(g) of the Lease is 5 years; and

WHEREAS, the Target Commencement Date, Target Rent Commencement Date, and the Target Expiration Date of the Lease were all set forth in Subsection 2.01(h) of the Lease as April 1, 2010, April 1, 2010 (For TICAM only) and March 31, 2015, respectively, but the actual Commencement Date and Rent Commencement Date of the Lease is April 26, 2010; and

WHEREAS, due to Tenant’s modification of its electrical closet configuration (as shown on the attached Exhibit A), the square footage of the Leased Premises has been changed to equal 37,347 square feet of space in the Building (an increase of 19 square feet); and

WHEREAS, Section 3.07 of the Lease (Early Termination Option) sets forth the option for Tenant to terminate the Lease effective on the last day of the forty-fifth (45th) full month of the Term by delivering notice to Landlord on or before the last day of the thirty-sixth (36th) full month of the Term; and

WHEREAS, Tenant executed the Acceptance of Leased Premises Memorandum (“Acceptance”) on April 28, 2010, which Acceptance set forth the Early Termination Notice Date of May 31, 2013 and the Early Termination Date as February 28, 2014, but those dates are incorrect; and

WHEREAS, Landlord and Tenant desire to modify the Lease establishing the actual Commencement Date, Rent Commencement Date and Expiration Date, the actual square footage of the Leased Premises, substituting new key plans showing the Leased Premises, adjusting Rent and Monthly TICAM Payment, and correcting the Early Termination Notice Date and the Early Termination Date, all upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises, rent, mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Commencement Date, Rent Commencement Date and Expiration Date. Effective as of the Execution Date, Subsection 2.01 (h) of the Lease is hereby amended by setting forth the Commencement Date and Rent Commencement Date of the Lease as April 26, 2010, and the Expiration Date of the Lease as April 30, 2015.

2. Early Termination Notice Date and Early Termination Date. Landlord and Tenant specifically acknowledge and agree that in Subsection 3.07 of the Lease the Early Termination Notice Date is April 30, 2013 and the Early Termination Date is January 31, 2014 and the Lease is amended accordingly.

3. Leased Premises. Effective as of the Execution Date, the square footage contained in the Leased Premises shall be changed to equal 37,347 square feet in the Building, as shown on the attached Exhibit A-1 (revised), and the Lease is amended accordingly.

4. Base Rent Chart. Section 2.01(d) of the Lease is hereby amended by replacing the Base Rent Chart set forth in the Lease with chart below:

Full Month(s) of the Term	Dates	Price Per Square Foot, per annum	Square Feet	Annual (or for time period noted) Base Rent	Monthly Base Rent
Partial month	4/26/10 through 4/30/10	$10.30	37,347	$5,342.70 (for 5 days)	$32,056.18 ($1,068.54 per diem)
1 through 3	5/1/10 through 7/31/10	$0.00 ($10.30/SF Base Rent abated)	37,347	$0.00 (for 3 months)	$0.00
4 through 9	8/l/10 through 1/31/11	$5.15 (50% of $10.30/SF Base Rent abated)	37,347	$96,168.54 (for 6 months)	$16,028.09
10 through 12	2/1/11 through 4/30/11	$10.30	37,347	$96,168.54 (for 3 months)	$32,056.18
13 through 24	5/1/11 through 4/30/12	$10.30	37,347	$384,674.16	$32,056.18
25 through 36	5/1/12 through 4/30/13	$10.58	37,347	$395,131.32	$32,927.61
37 through 48	5/1/13 through 4/30/14	$10.87	37,347	$405,961.92	$33,830.16
49 through 60	5/1/14 through 4/30/15	$11.17	37,347	$417,165.96	$34,763.83

5. TICAM Expenses. Effective as of the Execution Date, Tenant’s estimated Initial Monthly TICAM Expense Payment as stated in Subsection 2.01 (e) of the Lease shall be changed to equal $9,803.59 and the Lease is amended accordingly.

6. Allowance for Tenant Improvements. Landlord and Tenant specifically acknowledge and agree that regardless of the difference in square footage contained in the Leased Premises, the Allowance for Tenant Improvements to the Leased Premises shall remain $746,560.00.

7. Brokerage/Indemnification. Landlord and Tenant each represent to the other that they, respectively, have had no dealings with any real estate broker or agent in connection with the negotiation of this Agreement except for Capital Associates Management, LLC, Landlord’s broker, and that they, respectively, know of no other real estate broker or agent who is entitled to a commission or finder’s fee in connection with this Agreement. Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, but not limited to, reasonable attorneys’ fees) for any leasing commission, finder’s fee or equivalent compensation alleged to be owed on account of dealings with any other than the above-stated real estate brokers by the party from whom indemnification is sought. Landlord and Tenant specifically acknowledge and agree that there will be no commission or fee due any broker with regard to this Agreement.

8. Affirmation of Lease. Except as expressly modified herein, the original terms and conditions of the Lease shall remain in full force and effect.

9. Binding Agreement. Upon execution by Tenant, this Agreement shall be binding upon Tenant, its legal representatives and successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. Upon execution by Landlord, this Agreement shall be binding upon Landlord, its legal representatives, successors and assigns. This Agreement shall inure to the benefit of Landlord and Tenant, and their respective representatives, successors and permitted assigns.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their respective duly authorized representatives effective as of the day and year first above written.

LANDLORD:
GRE Keystone Technology Park Three LLC, a Delaware limited liability company

By:	GRE Keystone Technology Park Holdings LLC, a Delaware limited liability company, its Sole Member

	By:	Capital Associates Management, LLC, a North Carolina limited liability company, acting as Investment Manager for GRE Keystone Technology Park Holdings LLC

	By:	/s/ Stephen P. Porterfield
Stephen P. Porterfield, Delegate Manager

TENANT:
TransEnterix, Inc., a Delaware corporation

By:	/s/ David N Gill
Name:	David N Gill
Title:	CFO

EXHIBIT A

REVISED ELECTRICAL CLOSET

EXHIBIT A-1 (revised)

LEASED PREMISES

Keystone Technology Park – Building X

635 Davis Drive, Suite 300

Durham, North Carolina 27713